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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to incorporation by reference in the registration statements (Nos. 33-79178, 33-80936, 333-1808, 333-59189, and 333-59191) on Form S-8 and
registration statements (Nos. 33-90384, 333-16287, 33-70962, 33-44746,
333-27397, 333-59187 and 333-42369) on Form S-3 of Integrated Process Equipment Corp. of our report dated August 4, 1998, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of Integrated Process Equipment Corp.

                                          /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
September 11, 1998